EXHIBIT 12
1994 Form 10-K





           Southern New England Telecommunications Corporation
                              Computation of
                    Ratio of Earnings to Fixed Charges
                          (dollars in millions)




Income from continuing operations before income taxes,
    extraordinary items and accounting changes               $299.5

Add:
    Interest on indebtedness                                   72.9
    Portion of rents representative of
      the interest factor                                      11.0

Earnings before fixed charges, income taxes
    and extraordinary items(1)                               $383.4

Fixed charges
    Interest on indebtedness                                 $ 72.9
    Portion of rents representative of
      the interest factor                                      11.0

Fixed charges(2)                                             $ 83.9

Ratio of earnings to fixed charges [(1) divided by (2)]        4.57